Exhibit 99.1

PAB Bankshares, Inc. Announces the Appointment of Douglas W. McNeill To Serve On the Board of Directors

     VALDOSTA, Ga.--(BUSINESS WIRE)--March 29, 2005--PAB Bankshares, Inc. (AMEX:
PAB) proudly announces the appointment of Douglas W. McNeill to serve on the Company's Board of Directors. In its regularly scheduled meeting on Tuesday, March 29, 2005, the Board of Directors created a new directorship and elected Mr. McNeill to serve as a Director until the 2005 annual meeting of shareholders. "With approximately 14% of our loans and deposits now in Florida, we felt it was time to have some representation from that market on our Board," stated James L. Dewar, Jr., Chairman of the Board. "Doug brings over 30 years of experience in the Florida real estate market to our Board," added Dewar.
     Mr. McNeill, age 62, has been the President of Case Pomeroy Properties, a subsidiary of Case, Pomeroy and Company, Inc., since 1993. Case Pomeroy Properties is a real estate development and investment firm located in Jacksonville Beach, Florida. Mr. McNeill has been involved in the real estate industry for more than 30 years as a senior level executive directing multi-million dollar developments and investments. He also serves as a director of the Real Estate Advisory Committee of the Reinhold Corporation and a member of the Investment Committee of the Levitt Corporation. In addition, he is a past director of Kent State University Foundation, Leadership Florida, and the Florida Chamber of Commerce.
     Mr. McNeill was also elected to serve on the Board of Directors of The Park Avenue Bank, the operating subsidiary of the Company. The Bank operates 17 branch offices and two loan production offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida.
     The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the products and services offered by the Bank is available on the Internet at www.parkavebank.com.


     CONTACT: PAB Bankshares, Inc., Valdosta
              Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
              jayt@parkavebank.com